                                                            Exhibit 11.1

                   FOODBRANDS AMERICA, INC. AND SUBSIDIARIES
                       CALCULATION OF EARNINGS PER SHARE
                   (In thousands, except per share figures)
                                                  Fiscal Year Ended
                                           _______________________________
                                           Dec. 30,   Dec. 31,    Jan. 1,
                                            1995       1994       1994
                                           ________   ________   ________
Income (loss) from continuing operations   $  9,601   $ (5,195)  $ (4,374)
Income (loss) from discontinued
 operations                                  (4,121)    (8,522)     6,781
Loss on disposal of discontinued
 operations                                 (38,526)      -          -
Extraordinary loss on early
 extinguishment of debt                      (1,049)    (2,481)      -
Cumulative effect of change in
 accounting for postretirement benefits
 other than pensions                           -          -       (34,426)
                                           ________   ________   ________
Net income (loss)                          $(34,095)  $(16,198)  $(32,019)
                                           ========   ========   ========
Primary earnings per share:
  Weighted average number of
   common shares outstanding                 12,453      8,727      7,419
  Common stock equivalents:
    Dilutive options and warrants               -          -          -
                                             ______      _____      _____
  Weighted average number of common
   and common equivalent shares
   outstanding                               12,453      8,727      7,419
                                             ======      =====      =====
    Income (loss) from continuing
     operations                              $ 0.77     $(0.59)    $(0.59)
    Income (loss) from discontinued
     operations                               (0.33)     (0.98)      0.91
    Loss on disposal of discontinued
     operations                               (3.09)       -          -
    Extraordinary loss on early
     extinguishment of debt                   (0.08)     (0.28)       -
    Cumulative effect of change in
     accounting for postretirement
     benefits other than pensions               -          -        (4.64)
                                             ______     ______     ______
    Net income (loss) per share              $(2.73)    $(1.85)    $(4.32)
                                             ======     ======     ======
Fully diluted earnings per share:
  Weighted average number of
   common shares outstanding                 12,453      8,727      7,419
  Common stock equivalents:
    Dilutive options and warrants               -          -          -
                                             ______      _____      _____
  Weighted average number of common
   and common equivalent shares
   outstanding                               12,453      8,727      7,419
                                             ======      =====      =====
    Income (loss) from continuing
     operations                              $ 0.77     $(0.59)    $(0.59)
    Income (loss) from discontinued
     operations                               (0.33)     (0.98)      0.91
    Loss on disposal of discontinued
     operations                               (3.09)       -          -
    Extraordinary loss on early
     extinguishment of debt                   (0.08)     (0.28)       -
    Cumulative effect of change in
     accounting for postretirement
     benefits other than pensions               -          -        (4.64)
                                             ______     ______     ______
    Net income (loss) per share              $(2.73)    $(1.85)    $(4.32)
                                             ======     ======     ======
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